Exhibit 12
WARRANT EXTENSION AGREEMENT

This WARRANT EXTENSION AGREEMENT, dated as of November 1, 2023 (this “Extension”), is by and between UAS Drone Corp., a Nevada corporation (the “Company”) and those warrant holders listed on Annex A (the “Holders”).

W I T N E S S E T H

WHEREAS, the parties hereto have heretofore entered into a Securities Purchase Agreement, dated May 11, 2021, whereby the Holders purchase certain common stock purchase warrants (the “Warrants”); and

WHEREAS, the Company and the Holders entered into a Warrant Extension Agreement dated as of April 5, 2022, whereby the Term of the Warrants was extended for thirty (30) months such that it was intended to expire on November 11, 2023; and

WHEREAS, the Company and the Holders wish to amend the Warrants and to extend their termination date on the terms set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to amend the Agreement as follows:

              1.          Definitions; References; Continuation of Agreement. Unless otherwise specified herein, each term used herein that is defined in the Warrant shall have the meaning assigned to such term in the Warrant. Each reference to “hereof,” “hereto,” “hereunder,” “herein” and “hereby” and each other similar reference, and each reference to “this Warrant” and each other similar reference, contained in the Warrant shall from and after the date hereof refer to the Warrant as amended hereby. Except as amended hereby, all terms and provisions of the Warrant shall continue unmodified and remain in full force and effect.

              2.          Extension. The Warrant Exercise Term is hereby amended such that the term of the warrant will be extended from thirty (30) months to forty-two (42) months and the Warrants shall now expire on November 11, 2024.

              3.          Counterparts. This Extension may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

              4.          Governing Law. This Extension shall be governed by and construed in accordance with the laws of the State of New York.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Extension to be duly executed on the date first above written.

UAS DRONE CORP. By: /s/ Yossef Balucka Name: Yossef Balucka Title: CEO

[signature page continues]

IN WITNESS WHEREOF, the parties hereto have caused this Extension to be duly executed on the date first above written.

HOLDER: By: /s/ Dor Marcovich Roth Name: More co-invest (L.P), Limited partnership Title:

Annex A

Holders

Holder	Warrants
MORE PROVIDENT FUND LTD	10,000,000
More co-invest (L.P), Limited partnership	1,250,000
Danon Fund LTD	225,000
Yosef Levi	300,000
Ronen Waisserberg	180,000
Neor El-Hay	180,000
Ori Raam	180,000
Yehoshua Abramovich	185,000
Total:	12,500,000